Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

SCYNEXIS, Inc.

(Exact name of Registrant as specified in its charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, $0.001 par value per share	(2)

	Equity	Common Stock, $0.001 par value per share	(2)

	Debt	Debt Securities	(2)

	Other	Warrants	(2)

	Unallocated (Universal) Shelf		Rule 457(o)	(3)	(3)	$200,000,000(4)	0.0001476	$29,520

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	Rule 415(a)(6)	(5)		$200,000,000	0.0001091	$21,820	S-3	333-251851	01/08/2021	$16,911

	Total Offering Amounts					$200,000,000		$29,520

	Total Fees Previously Paid							$16,911

	Total Fee Offsets							$0

	Net Fee Due							$12,609

(1)

Pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	Calculated pursuant to Rule 457(o) under the Securities Act.

(3)

There are being registered hereunder such indeterminate number of shares of common stock and preferred stock, such indeterminate principal amount of debt securities and such indeterminate number of warrants to purchase common stock, preferred stock and/or debt securities to be sold by the Registrant from time to time, which together shall have an aggregate initial offering price not to exceed $200,000,000. Any securities registered hereunder may be sold separately or in combination with the other securities registered hereunder. The securities registered hereunder also include such indeterminate number of shares of common stock and preferred stock and amount of debt securities as may be issued upon conversion of or exchange for preferred stock or debt securities that provide for conversion or exchange, upon exercise of warrants or pursuant to the antidilution provisions of any such securities.

(4)

The proposed maximum aggregate offering price per class of security will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act.

(5)

Pursuant to Rule 415(a)(6) under the Securities Act, the Registrant is applying filing fees of $16,911 relating to $155,011,666 of unsold securities under its Registration Statement on Form S-3 (File No. 333-251851), originally filed by the Registrant on December 31, 2020 and declared effective on January 8, 2021, to partially offset the registration fee of $29,520 that would otherwise be due in connection with this registration statement. As a result, $12,609 is being remitted herewith.